UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008

UNITED REFINING ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33868	42-1732420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

823 Eleventh Avenue New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 956-5803

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 11, 2008, the board of directors (the “Board”) of United Refining Energy Corp. (the “Company”) increased the size of the Board from four members to five members and appointed Matthew F. Coughlin, III to fill the resulting vacancy. Mr. Coughlin was designated a Class A member of the Board and will serve and hold office until his successor is duly elected and qualified. In addition, Mr. Coughlin has been appointed to the Board’s Audit Committee and the Nominating Committee.

Mr. Coughlin is currently the Managing Partner of International Insurance Brokers, Ltd. a firm he founded in April 2003. From 1992 to 2003, he served as a Managing Director of Marsh & McLennan, Inc. where he was also a broker at Lloyd’s of London. Prior to 1992, Mr. Coughlin was President of Frank B. Hall Energy Services, the oil & gas specialty subsidiary of Frank B. Hall & Co. Mr. Coughlin’s expertise is in complex risk management issues and structuring insurance/reinsurance programs for large companies.

There are no transactions or series of transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction or series of transactions to which the Company was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Coughlin had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 15, 2008	UNITED REFINING ENERGY CORP.

	By:	/s/ James E. Murphy
	Name:	James E. Murphy
	Title:	Chief Financial Officer